BSD MEDICAL CORPORATION	Telephone: (801) 972-5555
2188 West 2200 South	Facsimile: (801) 972-5930
Salt Lake City, Utah 84119-1326	Email: investor@bsdmc.com
Contact: Hyrum A. Mead	NASDAQ:BSDM

For Immediate Release

BSD Medical Receives FDA Clearance to Market the MicroThermX®-100 Microwave Ablation System

SALT LAKE CITY, September 11, 2008—BSD Medical Corporation (NASDAQ:BSDM), a leading developer of microwave systems that are used primarily in the treatment of cancer, announced today that the U.S. Food and Drug Administration (FDA) has granted the company a 510(k) clearance to market its MicroThermX-100 Microwave Ablation System (MTX-100). Clearance from the FDA of BSD Medical’s 510(k) Premarket Notification submission authorizes the commercial sale of the MTX-100 in the United States.

The MTX-100 represents a major part of BSD Medical’s business plan moving forward, and receipt of FDA clearance to proceed to market with this system is a very important milestone in the history of the company.   The MTX-100 was developed by BSD to provide treatments as a stand-alone therapy, rather than only in combination with other therapies.  It also introduces into the company’s product line a major disposable used in each treatment, providing an ongoing revenue stream after the system sale.

The MTX-100 was designed to introduce new versatility and capabilities for use in ablation therapy and to provide ease and simplicity of use for busy interventional radiologists and surgeons.  Using microwaves in treatments, the MTX-100 competes head-on with RF ablation technologies that require patient grounding pads. BSD employed its extensive background in designing systems that deliver thermal medicine by equipping the MTX-100 with the ability to use up to four treatment applicators simultaneously, working intelligently together through BSD’s phased array technology to provide larger and more uniform zones of ablation during a single procedure.

To evaluate the ease of use of the MTX-100, BSD conducted usability testing on the MTX-100 at nine clinical sites involving 35 medically trained users who were experienced in thermal ablation procedures.  Measures of effectiveness and satisfaction were taken during testing that was designed to evaluate satisfaction in using the system, user performance of work tasks, user interface design and the instructions for use. The participants were able to effectively complete a simulated ablation procedure with no prior training on the system operations by using the instructions for use and the interactive screen displays.  The system operations, instructions for use and user interface designs were shown to be user friendly and intuitive, and the participants confirmed the favorable ease of use of the MTX-100.

 The MTX-100 is a compact, mobile system that includes a state-of-the-art computer, a microwave generator, single-patient-use disposable applicators and a proprietary thermistor-based temperature monitoring system.  The delivery of microwave energy is controlled by time and power parameters set by the operator utilizing an interactive touch-screen monitor that allows the operator to quickly and easily control the treatment.  The MTX-100 provides minimally invasive access to the target tissue and can be used in open surgical as well as in percutaneous ablation procedures, which will allow the MTX-100 to be used by both surgeons and interventional radiologists.  The MTX-100 is indicated for use in ablation of soft tissues.

BSD MEDICAL CORPORATION	Telephone: (801) 972-5555
2188 West 2200 South	Facsimile: (801) 972-5930
Salt Lake City, Utah 84119-1326	Email: investor@bsdmc.com
Contact: Hyrum A. Mead	NASDAQ:BSDM

About BSD Medical Corporation

BSD Medical’s product line includes systems that have been strategically designed to offer a range of thermal treatment systems. BSD is the leading developer of hyperthermia systems. Hyperthermia is used to treat cancer using heat to increase the effectiveness of companion radiation therapy. The MicroThermX-100 Microwave Ablation System (MTX-100) represents an expansion of BSD’s products into new applications and new markets, as the MicroThermX-100 is designed as a stand-alone therapy that is used to ablate diseased tissue using heat alone. Hyperthermia and thermal ablation are complementary therapies for use in medical practice.   For further information visit BSD Medical's website at www.BSDMedical.com.

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Statements contained in this press release regarding the MicroThermX 100 Ablation System that are not historical facts are forward-looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to risks and uncertainties. We wish to advise readers that a number of important factors could cause actual results to differ materially from historical results or those anticipated in such forward-looking statements. These factors include, but are not limited to, those risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission, including the Company’s Form 10-K for the fiscal year ended August 31, 2007, and future filings with the SEC. These forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date.